                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.     )



                          MICROSTRATEGY INCORPORATED
                     ------------------------------------
                               (Name of Issuer)


                             Class A Common Stock
                   ----------------------------------------
                        (Title of Class of Securities)


                                  594972 10 1
                      -----------------------------------
                                (CUSIP Number)



                                 June 10, 1998

   -------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[_]    Rule 13d-1(c)
[x]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            (Continued on following pages)


                               Page 1 of 6 Pages

------------------------------
CUSIP NO. 594972 10 1
------------------------------
-------------------------------------------------------------------------------
   NAME OF REPORTING PERSON
1  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   Sanju K. Bansal
--------------------------------------------------------------------------------
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2                                                           (a)  [_]
                                                            (b)  [x]
--------------------------------------------------------------------------------
  SEC USE ONLY
3

--------------------------------------------------------------------------------
  CITIZENSHIP OR PLACE OF ORGANIZATION
4
  United States
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER

NUMBER OF                                     4,816,979

  PERSON                         ----------------------------------------------
                           6        SHARED VOTING POWER
BENEFICIALLY

 OWNED BY
                                 ----------------------------------------------
EACH PERSON                7        SOLE DISPOSITIVE POWER

REPORTING                                     4,816,979

  PERSON                         ----------------------------------------------
                           8        SHARED DISPOSITIVE POWER
   WITH:

-------------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        4,816,979
------------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10      (See Instructions)
                                 [_]
-------------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        40.33%
-------------------------------------------------------------------------------
        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
-------------------------------------------------------------------------------

                               Page 2 of 6 Pages

Item 1(a).       Name of Issuer:
-----------      -------------------
                 MicroStrategy Incorporated


Item 1(b).       Address of Issuer's Principal Executive Offices:
-----------      ---------------------------------------------------------
                 8000 Towers Crescent Drive
                 Vienna, VA 22181


Item 2(a).       Name of Person Filing:
-----------      ----------------------------
                 Sanju K. Bansal


Item 2(b).       Address of Principal Business Office:
-----------      ---------------------------------------------
                 8556 Westown Way
                 Vienna, VA 22182


Item 2(c).       Citizenship:
-----------      --------------
                 United States


Item 2(d).       Title of Class of Securities:
-----------      --------------------------------
                 Class A Common Stock


Item 2(e).       CUSIP Number:
-----------      -------------------
                 594972 10 1

Item 3.          If this statement is filed pursuant to (S)(S)240.13d-1(b) or
-------          ------------------------------------------------------------

                 240.13d-2(b) or (c), check whether the person filing is a:
                 ---------------------------------------------------------------

      (a)  [  ]  Broker or dealer registered under section 15 of the Act 15
                 U.S.C. 78o).
      (b)  [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                 78c).
      (c)  [  ]  Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c).
      (d)  [  ]  Investment company registered under section 8 of the
                 Investment Company Act of 1940 (15 U.S.C. 80a-8).

                               Page 3 of 6 Pages

          (e)   [_]  An investment advisor in accordance with (S)240.13d-
                     1(b)(1)(ii) (E);
          (f)   [_]  An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);
          (g)   [_]  A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);
          (h)   [_]  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)   [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)   [x]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(e), check this box. [_]


Item 4.    Ownership:
--------   -------------
          (a)  Amount Beneficially Owned:       4,816,979 shares

          (b)  Percent of Class:                40.33%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:   4,816,979

               (ii)  shared power to vote or to direct the vote:

               (iii) sole power to dispose or to direct the disposition of:
                                                                 4,816,979

               (iv) shared power to dispose or to direct the disposition of:

Item 5.    Ownership of Five Percent or Less of a Class:
--------   -------------------------------------------------------
           Not applicable


Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:
--------   -------------------------------------------------------------------
           Not applicable

                               Page 4 of 6 Pages

Item 7.    Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           ------------------------------------------------------------

           Not applicable

Item 8.    Identification and Classification of Members of the Group:
-------    ---------------------------------------------------------
           Not applicable

Item 9.    Notice of Dissolution of Group:
------     ------------------------------
           Not applicable

Item 10.   Certification:
-------    -------------
           Not applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 16, 1999           /s/ Sanju K. Bansal
                                    -----------------------------------------
                                     Sanju K. Bansal


                                     Shangri-La LLC

                                     by:  /s/ Sanju K. Bansal
                                    -----------------------------------------
                                     Sanju K. Bansal, Sole Member


                                     Sanju K. Bansal Qualified Annuity Trust #1

                                     by:  /s/ Sanju K. Bansal
                                     -----------------------------------------
                                     Sanju K. Bansal, Trustee


                                     Sanju K. Bansal Qualified Annuity Trust #2

                                     by:  /s/ Sanju K. Bansal
                                     -----------------------------------------
                                     Sanju K. Bansal, Trustee

                               Page 5 of 6 Pages